Exhibit 99.1

R.J.O’Brien Fund Management LLC

Notice to Investors:
Important changes to RJO Global Trust Portfolio

Dear Unitholder,	September 2, 2013

We are writing to advise you of key changes to the RJO Global Trust’s portfolio expected to take place on or about October 10, 2013.

R.J. O’Brien Fund Management, LLC, Managing Owner of the Trust will be appointing RPM Risk & Portfolio Management AB (“RPM”) as Investment Manager to the Trust. RPM will assume responsibility of selecting, monitoring and managing the Commodity Trading Advisors which will be accessed through O’Brien Alternative Strategic Investment Solutions, LLC (“OASIS) series of Limited Liability Companies. Specifically, RPM will be employing its Evolving Manager Program on behalf of the Trust.

RPM is an Investment Advisory firm headquartered in Stockholm, Sweden and is registered with The Swedish Financial Supervisory Authority. RPM is currently exempt from registration with the SEC as an investment adviser, although RPM may so register in the future. RPM’s clients are primarily banks and other financial institutions in Europe, Asia and North America outsourcing or seeking on-going advice on the construction, general management and administration of alternative asset management products. RPM and its predecessor company have been offering alternative investment consulting services since 1989. They currently provide services on approximately US$3.5 billion of which $385 million is in discretionary investment advisory services.and $3.1 billion in other related services.

The Evolving Manager Program  seeks to identify and select Trading Advisers with shorter measurable track records and with smaller assets under management who, in the opinion of the Investment Manager, appear to have potential for long-term over-performance relative to their respective peer group (each an "Evolving Trading Adviser"). RPM may add, delete or modify such categories of investment strategies in line with the investment objective and policy. The strategies include three broad categories that are described as follows (each an "Eligible Strategy"): There can be no assurance that the objectives will be achieved and past performance is not indicative of future results.

1) Trend Following: Trend following is often classified as "long volatility" because it tries to take advantage of large movements or "trends" in prices. Trading programs are often fully systematic with limited application of discretion using a wide range of technical analysis methods to determine when trends occur.

2) Short-Term Trading: In general, short-term trading strategies refer to all futures and currency investment strategies with a trading horizon ranging from intraday to less than a month. Strategies seek to exploit short-term price inefficiencies. This is typically done using technical analysis.

3) Fundamental Trading: Trading Advisers operating fundamental trading strategies attempt to predict the future direction of markets based on macroeconomic data with less focus on sole price data. A fundamental approach seeks to find opportunities where price does not properly reflect the fundamental valuation of the underlying asset, i.e. its intrinsic value. A fundamental valuation can be done using various approaches but the most common methodologies are macroeconomic analysis and relative valuation.

The next special redemption date for the Trust prior to the above changes taking place is October 7, 2013.  We will accept requests for redemption until that date prior to the change in portfolio management, thereby waiving the standard 5 business days notice. You can obtain a request for redemption form by calling your financial advisor or by calling the Trust at 1-888-292-9399. You may also request the form by emailing fundadmin@rjobrien.com.

Thank you for your support of the RJO Global Trust

R.J. O’Brien Fund Management, LLC
Managing Owner, RJO Global Trust

222 South Riverside Plaza, Suite 900, Chicago, Illinois 60606          P: 312.373.5000          W: www.rjobrien.com